Exhibit 99

[LOGO]                                                              News Release

COMMUNITY BANK SYSTEM, INC.             For further information, please contact:
5790 Widewaters Parkway,                                      Scott A. Kingsley,
DeWitt, N.Y. 13214                                 EVP & Chief Financial Officer
                                                          Office: (315) 445-3121
                                                             Fax: (315) 445-7347

                         COMMUNITY BANK SYSTEM ANNOUNCES
                              FIRST QUARTER RESULTS

      Syracuse, N.Y. - April 24, 2006 - Community Bank System, Inc. (NYSE:
CBU) reported quarterly net income of $9.5 million, or $0.31 per share, in the first quarter of 2006, a 29% decrease from the $13.3 million, or $0.43 per share, reported in the first quarter of 2005. The results of the quarter included stock option expense of $0.6 million ($0.015 per share) as a result of the company's adoption of Statement of Financial Accounting Standard (FAS) 123R, "Share-Based Payments" as of January 1, 2006. In addition, the first quarter of 2005's results included $1.7 million ($0.04 per share) of gains on securities sales. Year-over-year loan and deposit growth of 3.2% and 2.9%, respectively, and a 12% increase in non-interest income (excluding securities gains), were offset by an increased cost of funds, and an 18% reduction in investment income, resulting from the company's successful balance sheet repositioning in 2005. Cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $0.35 in the first quarter.

      Mark A. Tryniski, Executive Vice President and Chief Operating Officer, stated, "Our first quarter results were in line with previously communicated expectations in the current interest rate environment. We are pleased with our ongoing favorable asset quality metrics, as well as the strong growth in our non-interest income sources. In addition, our loan portfolio ended the first quarter down just $3.5 million from the end of 2005, compared to the $23-24 million declines we experienced in the first quarters of 2004 and 2005, despite selling most of our conforming, longer-term, residential mortgage originations. As such, we are very optimistic of our ability to generate meaningful loan growth for the balance of 2006. The decrease in operating expenses (excluding stock options expense) in the quarter, reflected progress in our ongoing efforts to control operating expense growth."

Sanford A. Belden, President and Chief Executive Officer, commented, "We were also delighted to announce last Friday that we have entered into an agreement to acquire ES&L Bancorp, Inc. (ES&L), based in Elmira, N.Y. ES&L has two branches located in the cities of Elmira and Ithaca, N.Y. This is a `trademark' acquisition for us, in that it meets all the criteria we seek in an acquisition candidate. ES&L has a significant position within its smaller urban markets in which we can potentially establish a leadership position. It has a history of providing quality service, and has demonstrated solid operating results. It offers a base of customers which have not previously had access to the breadth of retail deposit and financial services products we offer. It is led by proven management committed to remain in a leadership and business-development role within our company following the transaction. It is a logical extension of our geographic footprint, complementing the offices we currently operate in Corning, Horseheads, Nichols, and Owego, N.Y., and in Wyalusing, Little Meadows, and Towanda, Pennsylvania." William A. McKenzie, ES&L's President, will remain with Community Bank System as a Senior Regional Vice President upon the closing of the transaction, which is expected during the third quarter.

Net interest income was $33.6 million for the first quarter, down 10.8% from $37.7 million in the prior year's first quarter. This was principally due to a $168.5 million decrease in average earning assets, made up of a $58.5 million increase in loans, and a $227.0 million decrease in investment securities, reflective of the decision to reposition the company's balance sheet in 2005 by selling certain securities in its investment portfolio, and paying off short-term borrowings. The first quarter net interest margin of 4.06% compares to 4.12% for the fourth quarter of 2005, and 4.34% for the first quarter of 2005. Earning asset yields in the first quarter of 2006 were 18 basis points above the first quarter of 2005, while the cost of funds increased 49 basis points, year-over-year, resulting in net interest margin compression.

Total loans outstanding at the end of the first quarter were essentially flat with the end of the fourth quarter of 2005, at $2.41 billion. Small increases in the business lending portfolio were offset by slight declines in consumer installment and mortgage loans. Year-over-year, loans grew $73.9 million, or 3.2%. The company added $56.5 million of consumer installment loans since last March, including significant growth in its indirect auto lending operation. Consumer mortgages increased $13.3 million, even though the Company continued selling certain new mortgage originations into the secondary market for the second consecutive quarter. Business lending was up $4.1 million for the year-over-year despite a significant decline in automotive dealer floor plans, the result of tempered sales expectations for early 2006.

The loan loss provision for the quarter of $2.2 million was slightly higher than the $1.9 million reported in the first quarter of 2005, and $0.1 million lower than the fourth quarter of 2005. Net charge-offs of $2.0 million, or 0.34% of average loans, were down $0.1 million from the fourth quarter of 2005, and $0.3 million higher than the $1.8 million reported in the first quarter of 2005. Delinquency and non-performing loan ratios remained stable, and favorable to historical levels.

Non-interest income (excluding securities gains) increased $1.3 million, or 12.0%, over the first quarter of 2005. The company's employee benefits administration and consulting business posted a 19% increase in revenues over the prior year's first quarter on the strength of new product offerings and the addition of new clients. Trust, investment and asset management fees were also up 15%, year-over-year. Deposit service fees increased 10% over the first quarter of 2005, driven by several revenue-enhancement initiatives put into place during 2005. In addition, in 2005 the company successfully completed its objective of shortening the average life of its investment portfolio, generating a $0.29 per share after-tax gain (including a $0.04 per share gain in the first quarter of 2005) through the sale of securities that had optimized their total return and interest-rate sensitivity characteristics. The proceeds of these securities sales were used to reduce overnight and other short-term borrowings throughout 2005. As a result, the expected life-to-maturity of the portfolio was reduced significantly, and stands at just above five years as of March 31, 2006. There were no investment securities sales in the first quarter of 2006.

Operating expenses (excluding the effect of the change in accounting for stock options) decreased 0.7% from $31.0 million in the first quarter of 2005 to $30.8 million in this year's first quarter. This was due to a $0.5 million reduction in the amortization of intangible assets, partially offset by a $0.1 million increase in employee medical costs, and a $0.2 million increase in occupancy expenses, principally utilities and real estate taxes. The company continued to aggressively manage all aspects of its operating expense structure in the first quarter, which resulted in holding operating expenses essentially flat with the year-earlier period.

The company's effective income tax rate of 25.0% in the first quarter of 2006 was consistent with the 24.9% reported in the first quarter of 2005.

Financial Position

Average earning assets of $3.7 billion for the first quarter of 2006 were consistent with the fourth quarter of 2005. Compared to the first quarter of 2005, average earning assets were down $168.5 million, comprised of a $58.5 million organic increase in loans, offset by a $227.0 million decrease in investments. Despite the recognition of $12.2 million of full-year realized securities gains in 2005, and the continued upward movement in interest rates, the investment portfolio contained $5.8 million of net unrealized gains at quarter-end. Deposits increased $79.6 million in the first quarter, and included seasonal increases in municipal funds typically experienced early in the year, and were up $87.5 million, or 2.9%, from the end of the first quarter of 2005. Total borrowings, principally short-term and variable rate advances, have been reduced by $268.2 million, or 31%, since March 31, 2005. These actions were major components of the company's successful efforts in improving its overall interest-rate sensitivity profile in the current flat yield curve environment.

Asset Quality

As of March 31, 2006, the company's non-performing loan ratio was 0.62%, compared to 0.55% at the end of the fourth quarter of 2005, and 0.63% a year ago. The delinquency ratio was 1.26% at quarter-end, an improvement from 1.35% at March 31, 2005. The charge-off ratio was 0.34% (of total loans) for the first quarter, compared to 0.35% in the fourth quarter of 2005, and 0.30% for last year's first quarter. The ratio of allowance for loan losses to total loans at the end of the first quarter was 1.36%, consistent with the average level reported for the last eight quarters. The improved and stable asset quality profile is primarily the result of the company's enhanced credit risk management programs and continued emphasis on disciplined underwriting standards.

Stock Repurchase

During the first quarter of 2006 the company purchased 158,125 common shares, at an aggregate cost of $3.5 million, under the previously announced 1.5 million-share repurchase program authorized in April 2005. At March 31, 2006, there were 0.75 million shares available for repurchase under this program.

Outlook

Mr. Tryniski added, "Our full-year forecast continues to reflect our assumption that the yield curve will remain flat in 2006. Any improvements in the interest-rate or capital market environment in 2006 could present opportunities for actions that might positively influence operating results."

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Tuesday, April 25, 2006, to discuss the above results at 1-800-608-4146. An audio recording will be available one hour after the call until June 30, 2006, and may be accessed at 1-888-284-7564 (access code 186260). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=33099.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. CBU's wholly-owned banking subsidiary has $4.2 billion in assets and 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                              -------------------------------------------------------------
                                                                 2006                           2005
                                                              -------------------------------------------------------------
                                                               1st Qtr      4th Qtr      3rd Qtr      2nd Qtr      1st Qtr
---------------------------------------------------------------------------------------------------------------------------
Earnings
---------------------------------------------------------------------------------------------------------------------------
Loan income                                                    $38,328      $38,816      $37,134      $36,156      $35,502
Investment income                                               16,265       16,302       16,936       18,627       19,721
  Total interest income                                         54,593       55,118       54,070       54,783       55,223
Interest expense                                                20,973       20,198       19,126       18,727       17,521
  Net interest income                                           33,620       34,920       34,944       36,056       37,702
Provision for loan losses                                        2,150        2,250        2,275        2,134        1,875
  Net interest income after provision for loan losses           31,470       32,670       32,669       33,922       35,827
Deposit service fees                                             6,674        7,341        7,237        6,703        6,077
Other banking services                                             476          616        1,411          241          525
Trust, investment and asset management fees                      2,050        1,844        1,823        1,859        1,781
Benefit plan administration, consulting and actuarial fees       3,381        2,937        2,767        2,639        2,850
Investment securities gains, net                                     0            0        5,305        5,164        1,726
  Total non-interest income                                     12,581       12,738       18,543       16,606       12,959
Salaries, employee benefits and professional fees               17,439       17,550       17,381       17,319       17,349
Stock option expense                                               626            0            0            0            0
Occupancy and equipment and furniture                            4,759        4,401        4,483        4,282        4,590
Amortization of intangible assets                                1,493        1,604        1,553        1,984        1,984
Other                                                            7,118        7,981        7,309        7,609        7,067
Special charges/acquisition expenses                                 0        2,895            1            6           41
  Total operating expenses                                      31,435       34,431       30,727       31,200       31,031
Income before income taxes                                      12,616       10,977       20,485       19,328       17,755
Income taxes                                                     3,154        2,651        5,621        5,047        4,421
     Net income                                                $ 9,462      $ 8,326      $14,864      $14,281      $13,334
Basic earnings per share                                       $  0.32      $  0.28      $  0.49      $  0.47      $  0.44
Diluted earnings per share                                     $  0.31      $  0.27      $  0.48      $  0.46      $  0.43
Diluted earnings per share-cash (1)                            $  0.35      $  0.32      $  0.53      $  0.52      $  0.47
---------------------------------------------------------------------------------------------------------------------------
Profitability
---------------------------------------------------------------------------------------------------------------------------
Return on assets                                                  0.93%        0.79%        1.39%        1.33%        1.23%
Return on equity                                                  8.38%        7.21%       12.59%       12.23%       11.47%
Non-interest income/operating income (FTE)                        25.3%        24.9%        32.5%        29.6%        23.8%
Efficiency ratio (2)                                              60.3%        58.5%        56.4%        57.2%        55.0%
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Components of Net Interest Margin (FTE)
---------------------------------------------------------------------------------------------------------------------------
Loan yield                                                        6.49%        6.42%        6.17%        6.18%        6.16%
Investment yield                                                  6.11%        6.02%        5.91%        6.04%        6.20%
Earning asset yield                                               6.36%        6.28%        6.07%        6.13%        6.18%
Interest bearing deposit rate                                     2.19%        2.02%        1.85%        1.73%        1.56%
Short-term borrowing rate                                         3.61%        3.33%        2.96%        3.34%        2.72%
Long-term borrowing rate                                          5.62%        5.67%        5.83%        5.43%        5.00%
Cost of all interest-bearing funds                                2.80%        2.63%        2.45%        2.36%        2.18%
Cost of funds (includes DDA)                                      2.34%        2.20%        2.05%        1.99%        1.85%
Net interest margin (FTE)                                         4.06%        4.12%        4.06%        4.16%        4.34%
Fully tax-equivalent adjustment                                $ 3,464      $ 3,512      $ 3,533      $ 3,533      $ 3,777
---------------------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                        --------------------------------------------------------------------------
                                                             2006                                  2005
                                                        --------------------------------------------------------------------------
                                                           1st Qtr        4th Qtr         3rd Qtr         2nd Qtr         1st Qtr
----------------------------------------------------------------------------------------------------------------------------------
Average Balances
----------------------------------------------------------------------------------------------------------------------------------
Loans                                                   $2,400,926      $2,406,094      $2,397,410      $2,352,473      $2,342,401
Taxable investment securities                              781,488         774,420         841,823         944,015         972,962
Non-taxable investment securities                          522,112         522,276         523,212         519,873         557,600
  Total interest-earning assets                          3,704,526       3,702,790       3,762,445       3,816,361       3,872,963
Total assets                                             4,144,841       4,155,216       4,230,766       4,306,844       4,379,986
Interest-bearing deposits                                2,410,348       2,382,620       2,386,338       2,385,370       2,383,477
Short-term borrowings                                      163,940         232,157         338,405         462,913         436,180
Long-term borrowings                                       468,884         427,082         371,877         338,957         439,244
  Total interest-bearing liabilities                     3,043,172       3,041,859       3,096,620       3,187,240       3,258,901
Shareholders' equity                                    $  458,163      $  457,947      $  468,559      $  468,352      $  471,576
----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                               $  121,795      $  114,605      $  154,674      $  105,393      $  135,039
Investment securities                                    1,307,041       1,303,117       1,318,134       1,506,274       1,554,829
Loans:
  Consumer mortgage                                        814,885         815,463         813,273         802,787         801,600
  Business lending                                         820,722         819,605         816,145         824,007         816,616
  Consumer installment                                     772,614         776,701         782,420         752,043         716,124
     Total loans                                         2,408,221       2,411,769       2,411,838       2,378,837       2,334,340
Allowance for loan losses                                   32,720          32,581          32,460          32,011          31,898
Intangible assets                                          223,385         224,878         226,481         228,539         230,521
Other assets                                               132,312         131,204         134,215         127,209         132,039
     Total assets                                        4,160,034       4,152,992       4,212,882       4,314,241       4,354,870
Deposits                                                 3,063,527       2,983,969       2,984,700       2,976,117       2,976,065
Borrowings                                                 506,241         572,588         626,151         717,930         774,476
Subordinated debt held by unconsolidated subsidiary                                                          80,50           80,47
trusts                                                      80,517               2          80,488               4          80,460
Other liabilities                                           54,347          58,338          61,094          66,632          63,443
  Total liabilities                                      3,704,632       3,695,397       3,752,433       3,841,153       3,894,444
Shareholders' equity                                       455,402         457,595         460,449         473,088         460,426
  Total liabilities and shareholders' equity             4,160,034       4,152,992       4,212,882       4,314,241       4,354,870
Assets under management or administration               $2,642,226      $2,505,966      $2,394,012      $2,283,638      $2,203,181
----------------------------------------------------------------------------------------------------------------------------------
Capital
----------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage ratio                                         7.68%           7.57%           7.34%           7.14%           6.83%
Tangible equity / tangible assets                             5.89%           5.92%           5.87%           5.99%           5.57%
Accumulated other comprehensive income                  $    3,495      $    8,420      $   14,487      $   28,089      $   21,709
Diluted weighted average common shares O/S                  30,479          30,516          30,712          30,940          31,192
Period end common shares outstanding                        29,908          29,957          29,903          30,238          30,322
Cash dividends declared per common share                $     0.19      $     0.19      $     0.19      $     0.18      $     0.18
Book value                                                   15.23           15.28           15.40           15.65           15.18
Tangible book value                                           7.76            7.77            7.82            8.09            7.58
Common stock price (end of period)                           22.33           22.55           22.60           24.39           22.91
----------------------------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                      ------------------------------------------------------------
                                                        2006                            2005
                                                      ------------------------------------------------------------
                                                      1st Qtr      4th Qtr      3rd Qtr      2nd Qtr     1st Qtr
------------------------------------------------------------------------------------------------------------------
Asset Quality
------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                     $13,701      $12,232      $12,896      $12,455      $13,433
Accruing loans 90+ days delinquent                      1,213        1,075          672          898        1,255
  Total non-performing loans                           14,914       13,307       13,568       13,353       14,688
Other real estate owned (OREO)                          1,613        1,048          882          684        1,444
     Total non-performing assets                       16,527       14,355       14,450       14,037       16,132
Net charge-offs                                       $ 2,011      $ 2,129      $ 1,826      $ 2,021      $ 1,755
Loan loss allowance/loans outstanding                    1.36%        1.35%        1.35%        1.35%        1.37%
Non-performing loans/loans outstanding                   0.62%        0.55%        0.56%        0.56%        0.63%
Loan loss allowance/non-performing loans                  219%         245%         239%         240%         217%
Net charge-offs/average loans                            0.34%        0.35%        0.30%        0.34%        0.30%
Loan loss provision/net charge-offs                       107%         106%         125%         106%         107%
Non-performing assets/loans outstanding plus OREO        0.69%        0.59%        0.60%        0.59%        0.69%
------------------------------------------------------------------------------------------------------------------

(1) Cash earnings excludes the after-tax effect of amortization of intangible assets and market value adjustment amortization on acquired loans and deposits

(2) Excludes intangible amortization, acquisition expenses/special charges, results of securities transactions and debt restructuring activities.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.